EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference (i) in the Registration Statement (Form S-8 No. 333-140576) pertaining to the 2007 Omnibus Equity Incentive Plan of Fortress Investment Group LLC (ii) in the Registration Statement (Form S-3 No. 333-153689) and related Prospectus of Fortress Investment Group LLC for the registration of Class A Shares, Preferred Shares, Depositary Shares, Warrants, Subscription Rights, Purchase Contracts and Purchase Units and (iii) Registration Statement (Form S-3 No. 333-168954) and related Prospectus of Fortress Investment Group LLC for the registration of Class A Shares of our reports dated March 1, 2011, with respect to the consolidated financial statements of Fortress Investment Group LLC and the effectiveness of internal control over financial reporting of Fortress Investment Group LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

New York, New York

March 1, 2011